UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): December 29, 2003

SUMMIT PROPERTIES PARTNERSHIP, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-22411 (Commission File Number)	56-1857809 (I.R.S. Employer Identification No.)

309 East Morehead Street, Suite 200, Charlotte, NC 28202
(Address of Principal Executive Offices) (Zip Code)

(704) 334-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Required FD Disclosure.

On December 29, 2003, Summit Properties Inc. (the "Company") completed the sale of 2,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), to certain investment advisory clients of RREEF America L.L.C., a Delaware limited liability company, at a price of $23.61 per share. The offering and sale of the Common Stock was made pursuant to a prospectus supplement dated December 22, 2003 relating to the prospectus dated August 6, 1999 included in the Company’s registration statement on Form S-3 (File No. 333-83781). The Company is the sole general partner of Summit Properties Partnership, L.P. (the "Operating Partnership").

The net proceeds to the Company from the sale of the Common Stock are expected to be approximately $47,180,000 after deducting anticipated offering expenses. The Company intends to use the net proceeds from this offering for general corporate purposes, including future redemptions of preferred units of Summit Properties Partnership, L.P. and acquisition and development opportunities. Pending such uses, the net proceeds may be used to repay a portion of the Company’s outstanding indebtedness under its secured credit facility. The uses of these net proceeds among the items listed above and their timing will depend on a number of factors, including changes in the Company’s operations or business plan and changes in economic and industry conditions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits.

 99.1    Purchase Agreement, dated as of December 22, 2003, by and among the Company, RREEF America L.L.C. and certain Purchasers named therein (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 29, 2003, File No. 001-12792).

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  SUMMIT PROPERTIES PARTNERSHIP, L.P.

  By: Summit Properties Inc., its General Partner

Dated: December 29, 2003         By:    /s/ Gregg D. Adzema
Gregg D. Adzema
Executive Vice President and
Chief Financial Officer

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